Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Announces First Quarter 2012 Financial Results

Achieves Record Quarterly Provider Demand for Feraheme®

LEXINGTON, MA (May 1, 2012) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a specialty pharmaceutical company focused on the development and commercialization of Feraheme® (ferumoxytol) Injection for intravenous (IV) use to treat iron deficiency anemia (IDA), today reported unaudited consolidated financial results for the first quarter ended March 31, 2012. As of March 31, 2012, the company’s cash, cash equivalents and investments totaled approximately $218 million.

Business Update

•                  Total revenues for the quarter ended March 31, 2012 were $15.5 million, of which $13.6 million were net product revenues from Feraheme.

•                  Total Feraheme provider demand for the first quarter of 2012 was approximately 26,600 grams(1), representing a 30% increase in provider demand as compared to the first quarter of 2011 and a 10% increase as compared to the fourth quarter of 2011.

•                  Positive data from IDA-302, a phase III clinical trial evaluating Feraheme compared to IV iron sucrose in patients with IDA regardless of the underlying cause, was released in March. Feraheme achieved both primary efficacy endpoints in this study.

•                  Enrollment completed in IDA-301, a phase III clinical trial evaluating Feraheme against placebo in patients with IDA regardless of the underlying cause. Data from IDA-301 and IDA-302 will be the basis for the supplemental new drug application (sNDA) to the U.S. Food and Drug Administration to expand the label for Feraheme to include this broader patient population.

•                  In April, the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) issued a positive opinion for the approval of ferumoxytol for the treatment of IDA in adult patients with CKD. EU Commission approval and launch are expected in the second half of 2012, and would trigger $30 million in milestone payments to AMAG. Ferumoxytol will be marketed in Europe as Rienso® by AMAG’s partner, Takeda Pharmaceutical Company Limited.

“The record provider demand for Feraheme in the first quarter is a testament to the progress that we are making in driving organic growth of the brand,” said Frank Thomas, interim president and chief executive officer of AMAG. “We believe that the commercial initiatives that we continue to implement in the U.S. this year and the growth potential of Feraheme through geographic expansion will position us for success in 2012 and beyond. Our decision late last year to realign our expense structure has resulted in a 22% decline in operating expenses as compared to the first quarter of 2011, and, we believe, sets us on a course to profitability.”

First Quarter 2012 Financial Results (unaudited)

Total revenues for the quarter ended March 31, 2012 were $15.5 million as compared to $13.4 million for the same period in 2011. Net Feraheme product revenues for the first quarter of 2012 were $13.6 million, as compared to $10.9 million in the first quarter of 2011.

Total operating costs and expenses, including costs of goods sold, for the quarter ended March 31, 2012 were $28.3 million as compared to $36.2 million for the same period in 2011. The decrease in operating costs and expenses in the first quarter of 2012 versus the first quarter of 2011 was primarily due to the cost reduction efforts implemented by the company associated with the restructuring announced in the fourth quarter of 2011.

The company reported a net loss of $12.4 million, or a loss of $0.58 per share, for the quarter ended March 31, 2012, as compared to a net loss of $22.3 million, or a loss of $1.05 per share, for the same period in 2011.

2012 Financial Guidance

The company reiterates its financial guidance to manage the business to achieve cash flow breakeven in 2012 based on the following guidance:

•                  Net Feraheme product revenues of $53 — $57 million, excluding any royalties from sales outside the U.S.;

•                  Milestones received totaling $33 million associated with potential regulatory approvals and commercial launches in the EU and Canada;

•                  Cost of goods sold (COGS) of approximately 14% — 18% of total product sales;

•                  Total operating expenses, excluding COGS, of $90 — $95 million, of which $40 — $45 million are expected to be research and development expenses and $50 — $55 million are expected to be selling, general and administrative expenses; and

•                  A 2012 year-end cash and investments balance of $225 — $230 million.

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a conference call and webcast with slides at 4:30 p.m. ET during which management will discuss the company’s financial results, commercial progress and development programs.

To access the conference call via telephone, please dial (877) 412-6083 from the United States or (702) 495-1202 for international access.  A telephone replay will be available from approximately 7:30 p.m. ET on May 1, 2012 through midnight May 8, 2012.  To access a replay of the conference call, dial (855) 859-2056 from the United States or (404) 537-3406 for international access.  The pass code for the live call and the replay is 73223897.

The call will be webcast with slides and accessible through the Investors section of the company’s website at www.amagpharma.com.  The webcast replay will be available from approximately 7:30 p.m. ET on May 1, 2012 through midnight June 1, 2012.

About Feraheme

In the United States, Feraheme® (ferumoxytol) Injection for Intravenous (IV) use is indicated for the treatment of iron deficiency anemia in adult chronic kidney disease (CKD) patients.  Feraheme received marketing approval from the U.S. Food and Drug Administration on June 30, 2009 and was commercially launched by AMAG in the U.S. shortly thereafter. Ferumoxytol received marketing approval in Canada in December 2011 and a positive recommendation for approval from the Committee for Medicinal Products for Human Use of the European Medicines Agency in April 2012. Ferumoxytol will be marketed in Canada as Feraheme and in the European Union as Rienso® by AMAG’s partner, Takeda Pharmaceutical Company Limited. For additional product information, please visit www.feraheme.com.

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia. AMAG manufactures and sells Feraheme® (ferumoxytol) Injection for intravenous use.

For additional company or product information, please visit www.amagpharma.com or http://feraheme.com.

AMAG Pharmaceuticals and Feraheme are registered trademarks of AMAG Pharmaceuticals, Inc.

Rienso is a registered trademark of Takeda Pharmaceutical Company Limited.

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited, amounts in thousands, except for per share data)

	Three Months Ended March 31,
	2012	2011
Revenues:
Product sales, net	$13,708	$11,022
License fee, collaboration and royalty revenues	1,772	2,363
Total revenues	15,480	13,385

Operating costs and expenses (1):
Cost of product sales	2,646	3,041
Research and development expenses	12,462	13,566
Selling, general and administrative expenses	13,181	19,634
Total operating costs and expenses	28,289	36,241

Operating Loss	(12,809)	(22,856)
Interest and dividend income, net	393	560
Other income (expense)	—	1
Net loss	$(12,416)	$(22,295)

Net loss per share - basic and diluted:	$(0.58)	$(1.05)

Weighted average shares outstanding used to compute net loss per share:
Basic and diluted	21,349	21,144

(1) Stock-based compensation included in operating costs and expenses:
Cost of product sales	$78	$195
Research and development	$422	$642
Selling, general and administrative	$1,185	$3,638

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	March 31, 2012	December 31, 2011

Cash and cash equivalents	$37,619	$63,474
Short-term investments	162,833	148,703
Accounts receivable, net	6,278	5,932
Inventories	14,255	15,206
Receivable from collaboration	370	428
Other current assets	5,740	6,288
Total current assets	227,095	240,031

Property, plant & equipment, net	8,702	9,206
Long-term investments	17,409	17,527
Other assets	460	460

Total assets	$253,666	$267,224

Accounts payable	$3,398	$3,732
Accrued expenses	27,986	28,916
Deferred revenues	6,346	6,346
Total current liabilities	37,730	38,994

Deferred revenues	43,672	45,196
Other long-term liabilities	2,341	2,438
Total long-term liabilities	46,013	47,634

Total stockholders’ equity	169,923	180,596

Total liabilities and stockholders’ equity	$253,666	$267,224

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to: the statement that the data from our IDA-301 and IDA-302 studies will be the basis for the sNDA for Feraheme in the broader IDA patient population; our plan to achieve cash flow breakeven status in 2012; our expectation regarding EU Commission approval and subsequent commercial launch of Rienso(R) in the EU, the expected timing thereof, and the milestone payments we expect to receive from Takeda in connection therewith; the statement that our commercial initiatives we are implementing, together with Feraheme geographic expansion will position us for success; statements that our decline in operating expenses will drive the company to profitability; statements regarding our 2012 financial guidance, including our expected 2012 net Feraheme product revenues, our expected 2012 operating expenses, including expected research and development and selling, general and administrative expenses, our expected cost of goods sold, and our expected 2012 year-end cash and investments balance; and any potential milestone payments we expect to receive, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include: (1) uncertainties regarding our and Takeda’s ability to successfully compete in the intravenous iron replacement market both in the U.S. and outside the U.S., (2) uncertainties regarding our ability to successfully and timely complete our clinical development programs and obtain regulatory approval for Feraheme in the broader IDA indication and in territories outside of the U.S., including the European Union, (3) the fact that significant safety or drug interaction problems could arise with respect to Feraheme, (4) uncertainties regarding our ability to manufacture Feraheme, (5) uncertainties relating to our patents and proprietary rights, (6) the risk that ferumoxytol/Rienso(R) does not receive final marketing approval in the EU from the EU Commission, and (7) other risks identified in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2011. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

The important safety information below is based on the United States prescribing information.

Important Safety Information About Feraheme

Indication and contraindications

Feraheme is indicated for the treatment of iron deficiency anemia in adult patients with chronic kidney disease. Feraheme is contraindicated in patients with known hypersensitivity to Feraheme or any of its components.

Warnings and precautions

Serious hypersensitivity reactions, including anaphylactic-type reactions, some of which have been life-threatening and fatal, have been reported in patients receiving Feraheme.  Observe patients for signs and symptoms of hypersensitivity during and after Feraheme administration for at least 30 minutes and until clinically stable following completion of each administration.  Only administer the drug when personnel and therapies are immediately available for the treatment of anaphylaxis and other hypersensitivity reactions. Anaphylactic type reactions, presenting with cardiac/cardiorespiratory arrest, clinically significant hypotension, syncope, and unresponsiveness have been reported in the post-marketing experience. In clinical studies, serious hypersensitivity reactions were reported in 0.2% (3/1,726) of subjects receiving Feraheme. Other adverse reactions potentially associated with hypersensitivity (e.g., pruritus, rash, urticaria or wheezing) were reported in3.7% (63/1,726) of subjects.

Severe adverse reactions of clinically significant hypotension have been reported in the post-marketing experience. In clinical studies, hypotension was reported in 1.9% (33/1,726) of subjects, including three patients with serious hypotensive reactions. Monitor for signs and symptoms of hypotension following each Feraheme injection. Excessive therapy with parenteral iron can lead to excess storage of iron with the possibility of iatrogenic hemosiderosis. Patients should be regularly monitored for hematologic response during parenteral iron therapy, noting that lab assays may overestimate serum iron and transferrin bound iron values in the 24 hours following administration of Feraheme. As a superparamagnetic iron oxide, Feraheme may transiently affect magnetic resonance diagnostic imaging studies for up to 3 months following the last Feraheme dose. Feraheme will not affect X-ray, CT, PET, SPECT, ultrasound, or nuclear imaging.

Adverse reactions

In clinical trials, the most commonly occurring adverse reactions in Feraheme treated patients versus oral iron treated patients reported in > 2% of chronic kidney disease patients were diarrhea (4.0% vs. 8.2%), nausea (3.1% vs. 7.5%), dizziness (2.6% vs. 1.8%), hypotension (2.5% vs. 0.4%), constipation (2.1% vs. 5.7%) and peripheral edema (2.0% vs. 3.2%). In clinical trials, adverse reactions leading to treatment discontinuation and occurring in 2 or more Feraheme treated patients included hypotension, infusion site swelling, increased serum ferritin level, chest pain, diarrhea, dizziness, ecchymosis, pruritus, chronic renal failure, and urticaria.

Post-marketing safety experience

The following adverse reactions have been identified during post-approval use of Feraheme. Because these reactions are reported voluntarily from a population of uncertain size, it is not always possible to reliably estimate their frequency or establish a causal relationship to drug exposure.

The following serious adverse reactions have been reported from the post-marketing spontaneous reports with Feraheme: life-threatening anaphylactic-type reactions, cardiac/cardiorespiratory arrest, clinically significant hypotension, syncope, unresponsiveness, loss of consciousness, tachycardia/rhythm abnormalities, angioedema, ischemic myocardial events, congestive heart failure, pulse absent, and cyanosis. These adverse reactions have occurred up to 30 minutes after the administration of Feraheme injection. Reactions have occurred following the first dose or subsequent doses of Feraheme.

For full prescribing information, please visit www.feraheme.com.

(1)IMS Health data.

AMAG Pharmaceuticals, Inc. Contact

Amy Sullivan, 617-498-3303